Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: October 26, 2020

GTCR ULTRA HOLDINGS LLC

By:	/s/ Jeffrey S. Wright, by power of attorney

GTCR FUND XI/B LP

By:	/s/ Jeffrey S. Wright, by power of attorney

GTCR FUND XI/C LP

By:	/s/ Jeffrey S. Wright, by power of attorney

GTCR PARTNERS XI/B LP

By:	/s/ Jeffrey S. Wright, by power of attorney

GTCR PARTNERS XI/A&C LP

By:	/s/ Jeffrey S. Wright, by power of attorney

GTCR INVESTMENT XI LLC

By:	/s/ Jeffrey S. Wright, by power of attorney